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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to (1) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 2005, to the interest of Bayou City Exploration, Inc. (Bayou City) in certain oil and gas properties and (2) all references to our firm included in or made a part of Bayou City's annual report on SEC Form10-KSB for the years ended December 31, 2005 and 2004.

                                        WRIGHT & COMPANY, INC.


                                        /s/ D. Randall Wright
                                        ----------------------------------------
                                        D. Randall Wright
                                        President

March 28, 2006
Brentwood, Tennessee